Exhibit 99.1
UL Solutions Inc. Reports Strong Third Quarter 2025 Results
Third Quarter 20251
•Strong revenue growth of 7.1% to $783 million, including 6.3% organic growth
•Net income of $106 million increased 12.8%, Adjusted Net Income of $119 million increased 14.4%. Net income margin of 13.5% increased 60 basis points
•Diluted earnings per share of $0.49 increased 11.4%, Adjusted Diluted Earnings Per Share of $0.56 increased 14.3%
•Adjusted EBITDA of $217 million increased 18.6%, Adjusted EBITDA margin of 27.7% expanded 270 basis points
•Announcing a restructuring initiative to reduce expenses
•Strengthening full-year financial outlook
NORTHBROOK, ILLINOIS, USA – (BUSINESS WIRE) – November 4, 2025 − UL Solutions Inc. (NYSE: ULS), a global safety science leader in independent third-party testing, inspection and certification services and related software and advisory offerings, today reported results for the third quarter ended September 30, 2025.
“Our strong third-quarter results illustrate the continued value, trust and expertise that UL Solutions brings to over 80,000 customers across more than 35 industries, resulting in high-quality earnings and shareholder value creation,” said President and CEO Jennifer Scanlon. “We once again produced superior performance across all key metrics, regions and service offerings, even as our customers navigated a complex business environment. The momentum we have built since becoming a public company continued in the quarter, demonstrating the strength of our business model and the critical nature of the work we perform.”
Chief Financial Officer Ryan Robinson added: “Our strategy of targeting attractive sectors in product TIC services continues to yield positive results. Strong market tailwinds including data center growth are contributing to increased demand for our services. We achieved 6.3% organic revenue growth, 18.6% year-over-year Adjusted EBITDA growth, and expanded our Adjusted EBITDA margin by 270 basis points to 27.7%, our highest level as a public company. Given our year-to-date performance and current visibility into our end markets, we’re pleased to strengthen our full-year financial outlook.”
Third Quarter 2025 Financial Results
Revenue of $783 million compared to $731 million in the third quarter of 2024, an increase of 7.1%. Organic growth of 6.3% across all segments.
Net income of $106 million compared to $94 million in the third quarter of 2024, an increase of 12.8%. Net income margin of 13.5% compared to 12.9% in the third quarter of 2024, an increase of 60 basis points. The margin expansion resulted from higher revenue and operating leverage, partially offset by an increased income tax rate.
Adjusted Net Income of $119 million compared to $104 million in the third quarter of 2024, an increase of 14.4%. Adjusted Net Income margin of 15.2% compared to 14.2% in the third quarter of 2024, an increase of 100 basis points.
Diluted earnings per share of $0.49 compared to $0.44 in the third quarter of 2024, an increase of $0.05. Adjusted Diluted Earnings Per Share of $0.56 compared to $0.49 in the third quarter of 2024, an increase of $0.07.
Adjusted EBITDA of $217 million compared to $183 million in the third quarter of 2024, an increase of 18.6%. Adjusted EBITDA margin of 27.7% compared to 25.0% in the third quarter of 2024, an increase of 270 basis points. The margin expansion resulted from higher revenue and operating leverage, led by the Industrial segment.
Third Quarter 2025 Segment Performance
Industrial Segment Results
Industrial revenue of $343 million compared to $317 million in the third quarter of 2024, an increase of 8.2%, or 7.3% on an organic basis. Operating income of $104 million compared to $90 million in the third quarter of 2024. Operating income margin of 30.3% compared to 28.4% in the third quarter of 2024. Adjusted EBITDA of $123 million compared to $106 million in the third quarter of 2024, an increase of 16.0%. Adjusted EBITDA margin of 35.9% compared to 33.4% in the
1This press release includes references to non-GAAP financial measures. Please refer to “Non-GAAP Financial Measures” later in this release for the definitions of each non-GAAP financial measure presented, as well as reconciliations of these measures to their most directly comparable GAAP measures. All comparisons are to third quarter 2024 unless otherwise noted.

third quarter of 2024. Revenue gains were driven primarily by energy and automation. Adjusted EBITDA gains and margin improvement were driven primarily by higher revenue and operating leverage.
Consumer Segment Results
Consumer revenue of $340 million compared to $321 million in the third quarter of 2024, an increase of 5.9%, or 5.3% on an organic basis. Operating income of $44 million compared to $37 million in the third quarter of 2024. Operating income margin of 12.9% compared to 11.5% in the third quarter of 2024. Adjusted EBITDA of $70 million compared to $62 million in the third quarter of 2024, an increase of 12.9%. Adjusted EBITDA margin of 20.6% compared to 19.3% in the third quarter of 2024. Revenue gains were driven primarily by consumer technology. Adjusted EBITDA gains and margin improvement were driven primarily by higher revenue and operating leverage.
Software and Advisory Segment Results
Software and Advisory revenue of $100 million compared to $93 million in the third quarter of 2024, an increase of 7.5%, or 6.5% on an organic basis. Operating income of $8 million compared to $3 million in the third quarter of 2024. Operating income margin of 8.0% compared to 3.2% in third quarter of 2024. Adjusted EBITDA of $24 million compared to $15 million in the third quarter of 2024, an increase of 60.0%. Adjusted EBITDA margin of 24.0% compared to 16.1% in the third quarter of 2024. Revenue gains were driven by demand for both software offerings and advisory services. Adjusted EBITDA gains and margin improvement were driven primarily by higher revenue and employee utilization.
Liquidity and Capital Resources
For the first nine months of 2025, the Company generated $456 million of net cash provided by operating activities, an increase from $394 million for the same period in 2024. Net cash provided by operating activities in the third quarter was a result of higher net income due to business performance.
The Company continues to make strategic capital investments to meet increased demand and drive greater productivity. Capital expenditures were $139 million for the nine months ended September 30, 2025, compared to $179 million for the same period in 2024, which included construction of a new battery testing laboratory in Auburn Hills, Michigan. Free Cash Flow for the first nine months was $317 million, compared to $215 million for the same period in 2024.
The Company paid a dividend of $0.13 per share, or $26 million, during the three months ended September 30, 2025.
As of September 30, 2025, total debt was $547 million, prior to unamortized debt issuance costs, a decrease from December 31, 2024 due to $200 million of net repayments on the Company’s term loan and revolving credit facility.
The Company ended the quarter with cash and cash-equivalents of $255 million and short-term investments of $44 million, compared to $298 million of cash and cash-equivalents and short-term investments of $0 at December 31, 2024.
Restructuring Initiative
On November 4, 2025, the Company announced an expense reduction initiative to further improve the operating model and exit certain lines of business that are no longer considered strategically important to the Company (the “Restructuring Plan”). The Company expects to incur pre-tax expenses associated with the Restructuring Plan of approximately $42-$47 million in the aggregate, consisting of $37-$42 million in cash charges relating to employee separation expenses for approximately 3.5% of the Company’s current workforce and approximately $5 million in other cash charges, primarily relating to contract cancellations. The majority of costs associated with the Restructuring Plan are expected to be recorded in the fourth quarter of 2025 in the Consumer and Industrial segments.
The Company anticipates the Restructuring Plan will be substantially completed by the end of the first quarter of 2027. Once complete, the Company expects to improve annual operating income by between $25 and $30 million as a result of both the revenue and expense impact from these actions.
2025 Outlook
The Company is strengthening its 2025 outlook and expects the following:

•Constant currency, organic revenue growth to be between 5.5% and 6%
•Adjusted EBITDA margin organic improvement to approximately 25%
•Capital expenditures to be between 6.5% and 7% of revenue
•Effective tax rate to be between 25% and 26%
•Continuing to pursue acquisitions and portfolio refinements

The Company’s 2025 outlook is based on a number of assumptions that are subject to change and many of which are outside the control of the Company. If actual results vary from these assumptions, the Company’s expectations may change. There can be no assurance that the Company will achieve the results expressed by this outlook, which may be impacted by, among other things, implementation of the Restructuring Plan. In addition, the recent geopolitical environment and attendant increased levels of uncertainty have caused, and may continue to cause, the Company’s customers to modify, delay or cancel plans to purchase services. Accordingly, ongoing uncertainty related to the current geopolitical environment and the associated unpredictability of the macroeconomic environment could have an adverse impact on various aspects of the Company’s business in the future, including its results of operations and financial condition. Like many other global businesses, the Company is carefully monitoring the potential impacts.

The Company does not provide guidance for net income margin, the most directly comparable GAAP measure to Adjusted EBITDA margin, and similarly cannot provide a reconciliation between its forecasted Adjusted EBITDA margin and net income margin without unreasonable effort due to the unavailability of reliable estimates for certain components of net income and the respective reconciliations. These forecasted items are not within the Company’s control, may vary greatly between periods and could significantly impact future financial results.
Conference Call and Webcast
UL Solutions will host a conference call today at 8:30 am ET to discuss the Company’s financial results. The live webcast of the conference call and accompanying presentation materials can be accessed through the UL Solutions Investor Relations website at ir.ul.com. For those unable to access the webcast, the conference call can be accessed by dialing 1-844-825-9789 (domestic) or 1-412-317-5180 (international). An archive of the webcast will be available on the Company’s website for 30 days.
About UL Solutions
A global leader in applied safety science, UL Solutions Inc. (NYSE: ULS) transforms safety, security and sustainability challenges into opportunities for customers in more than 110 countries. UL Solutions delivers testing, inspection and certification services, together with software products and advisory offerings, that support our customers’ product innovation and business growth. The UL Mark serves as a recognized symbol of trust in our customers’ products and reflects an unwavering commitment to advancing our safety mission. We help our customers innovate, launch new products and services, navigate global markets and complex supply chains, and grow sustainably and responsibly into the future. Our science is your advantage.
Investors and others should note that UL Solutions intends to routinely announce material information to investors and the marketplace using SEC filings, press releases, public conference calls, webcasts and the UL Solutions Investor Relations website. We also intend to use certain social media channels as a means of disclosing information about us and our products to consumers, our customers, investors and the public on our X account (@UL_Solutions) and our LinkedIn account (@ULSolutions). The information posted on social media channels is not incorporated by reference in this press release or in any other report or document we file with the SEC. While not all of the information that the Company posts to the UL Solutions Investor Relations website or to social media accounts is of a material nature, some information could be deemed to be material. Accordingly, the Company encourages investors, the media, and others interested in UL Solutions to review the information shared on our Investor Relations website at ir.ul.com and to regularly follow our social media accounts. Users can automatically receive email alerts and information about the Company by subscribing to “Investor Email Alerts” at the bottom of the UL Solutions Investor Relations website at ir.ul.com.
Forward-Looking Statements
This press release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts contained in this press release may be forward-looking statements. These include statements regarding management’s objectives for future operations and the Company’s plans, business strategy, outlook and future results of operations and financial position, including without limitation, the statements under the heading “2025 Outlook” and statements about our expectations with respect to the Restructuring Plan, including our estimates of the charges and expenditures in connection therewith and the timing thereof and our estimates of the benefits of such Restructuring Plan. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “would,” “likely,” “expects,” “plans,” “anticipates,” “could,” “intends,” “targets,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential,” “continues” and variations of these terms and similar expressions, or the negative of these terms or similar expressions (although not all forward-looking statements may contain such words). The Company cautions you that any such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions and uncertainties that are difficult to predict. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable as of the date made, actual results may prove to be materially different from the results expressed or implied by the forward-looking statements.
There are or will be important factors that could cause the Company’s actual results to differ materially from those expressed or implied by the forward-looking statements made in this press release, including, but not limited to, the following: the market, industry and macroeconomic environment; risks that the Company may be unable to implement the Restructuring Plan on the anticipated timing; that local law and consultation requirements, including for potential position eliminations, extends the restructuring process further in certain countries or causes the actual charges and expenditures that the Company incurs in connection with the Restructuring Plan, and the timing thereof, to differ materially from estimates; that the Company may incur other charges or cash expenditures not currently contemplated due to unanticipated events that may occur, including in connection with the implementation of the Restructuring Plan and that the Company may not be able to realize the anticipated benefits of the Restructuring Plan; any failure on the Company’s part to protect and maintain its brand and reputation, or the impact on its brand or reputation of third-party events or actions outside of its control; risks associated with the Company’s information technology and software, including those relating to any future data breach or other cybersecurity incident; the potential disruption of the TIC or S&A industries by technological advances in artificial intelligence; the Company’s ability to innovate, adapt to changing customer needs and successfully introduce new products and services in response to changes in the Company’s industries and technological advances; the Company’s ability to compete in its industries and the effects of increased competition from its competitors; risks associated with conducting business outside the United States, including those relating to fluctuations in foreign currency exchange rates; the imposition of tariffs and enhanced trade, import or export restrictions or changes in U.S. trade policy or similar government actions; and global, regional or political instability and geopolitical tensions; risks associated with the Company’s operations in China, which subject the Company and UL-CCIC Company Limited, the Company’s joint venture with the China Certification & Inspection (Group) Co., Ltd. (“CCIC”), to China’s complex and rapidly evolving laws, which may be interpreted, applied or enforced inconsistently or in ways inconsistent with its current operations, as well as risks associated with the fact that the Chinese government has the power to exercise significant oversight and discretion over, and intervene in and influence, its business operations in China; the relationship between the United States and China and between the Company and CCIC, as well as changes in U.S. and Chinese regulations affecting the Company’s business operations in China; any failure on the Company’s part to attract, hire or retain its key employees, including its senior leadership and its skilled and trained engineering, technical and professional personnel; the level of the Company’s customers’ satisfaction and any failure on its part to properly and timely perform its services, meet its contractual obligations or fulfil its customers’ needs; changes to the relevant regulatory frameworks or private sector requirements, including any requirement that the Company accept third-party test results or certifications of components, end products, processes or systems or any changes that result in a reduction in required inspections, tests or certifications or harmonized international or cross-industry benchmarks and standards; the Company’s ability to adequately maintain, protect and enhance its intellectual property, including its registered UL-in-a-circle certification mark and other certification marks; the Company’s ability to implement its growth strategies and initiatives successfully; the Company’s reliance on third parties, including subcontractors and outside laboratories; the Company’s ability to obtain and maintain the requisite licenses, approvals, accreditations and delegations of authority necessary to conduct its business; the outcomes of current and future legal proceedings; the Company’s level of indebtedness and future cash needs; failure to generate sufficient cash to service the Company’s indebtedness; a change in the assumptions the Company uses to value its goodwill or intangible assets, or the impairment of its goodwill or intangible assets; constraints imposed on the Company’s ability to operate its business or make necessary capital investments due to the Company’s outstanding indebtedness; the increased expenses and responsibilities associated with being a public company; the significant influence that ULSE Inc., our parent and controlling stockholder, has over the Company, including pursuant to its rights under the Company’s amended and restated certificate of incorporation and the Stockholder Agreement with ULSE Inc.; natural disasters and other catastrophic events, including pandemics and the rapid spread of contagious illnesses; changes in tax laws in jurisdictions in which we operate or adverse outcomes resulting from examination of our or our affiliates tax returns; and other factors discussed in our filings with the Securities and Exchange Commission (the “SEC”), including those set forth under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part I, Item 2

of the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2025 and under “Risk Factors” in Part I, Item 1A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, as well as other factors described from time to time in our filings with the SEC.
If one or more events related to these or other risks or uncertainties materialize, or if the Company’s underlying assumptions prove to be incorrect, actual results may differ materially from what the Company anticipates. Many of the important factors that will determine these results are beyond the Company’s ability to control or predict. Accordingly, you should not place undue reliance on any such forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made, and, except as otherwise required by law, the Company does not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise. If the Company updates one or more forward-looking statements, no inference should be drawn that the Company will make additional updates with respect to those or other forward-looking statements. New factors emerge from time to time, and it is not possible for the Company to predict which will arise. In addition, the Company cannot assess the impact of each factor on the Company’s business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. All forward-looking statements attributable to the Company, or others acting on the Company’s behalf, are expressly qualified in their entirety by the cautionary statements above.
Non-GAAP Financial Measures
In addition to financial measures determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”), this press release includes supplemental non-GAAP financial measures, including the presentation of Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income, Adjusted Net Income margin, Adjusted Diluted Earnings Per Share, Free Cash Flow and Free Cash Flow margin. Management uses non-GAAP financial measures in addition to GAAP measures to understand and compare operating results across periods and for forecasting and other purposes. Management believes these non-GAAP financial measures provide useful information to investors and reflect results in a manner that enables, in some instances, more meaningful analysis of trends and facilitates comparison of results across periods. These measures are not financial measures calculated in accordance with GAAP and should not be considered as a substitute for net income, operating income, diluted earnings per share, net cash provided by operating activities or any other measure calculated in accordance with GAAP, and may not be comparable to similarly titled measures reported by other companies due to potential differences between the companies in calculations.
The Company uses Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income, Adjusted Net Income margin and Adjusted Diluted Earnings Per Share to measure the operational strength and performance of its business and believes these measures provide additional information to investors about certain non-cash items and unusual items that the Company does not expect to continue at the same level in the future. Further, management believes these non-GAAP financial measures provide a meaningful measure of business performance. The Company uses Free Cash Flow and Free Cash Flow margin as additional liquidity measures and believes these measures provide useful information to investors about the cash generated from the Company’s core operations that may be available to repay debt, make other investments and return cash to stockholders.
There are material limitations to using these non-GAAP financial measures. Adjusted EBITDA does not take into account certain significant items, including depreciation and amortization, interest expense, other expense (income), net, income tax expense, stock-based compensation expense for equity-settled awards, material asset impairment charges and restructuring expenses which directly affect the Company’s net income, as applicable. Adjusted Net Income and Adjusted Diluted Earnings Per Share do not take into account certain significant items, including other expense (income), net, stock-based compensation expense for equity-settled awards, material asset impairment charges and restructuring expenses which directly affect the Company’s net income and diluted earnings per share, as applicable. Free Cash Flow and Free Cash Flow margin adjust for cash items that are ultimately within management’s discretion to direct and therefore may imply that there is less or more cash that is available than the most comparable GAAP measure. Free Cash Flow and Free Cash Flow margin are not intended to represent residual cash flow for discretionary expenditures since debt repayment requirements and other non-discretionary expenditures are not deducted. These limitations are best addressed by considering the economic effects of the excluded items independently, and by considering these non-GAAP financial measures in conjunction with net income, operating income, diluted earnings per share and net cash provided by operating activities as calculated in accordance with GAAP.

See additional information below for definitions of these non-GAAP financial measures, and reconciliations to their most directly comparable GAAP measures.
Media:
Kathy Fieweger
Senior Vice President and Chief Corporate Communications Officer
Kathy.Fieweger@ul.com
+1 312-852-5156
Investors:
Yijing Brentano
Vice President, Investor Relations
IR@ul.com
+1 312-895-9873

UL Solutions Inc.
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions, except per share data)	2025	2024	2025	2024
Revenue	$783	$731	$2,264	$2,131
Cost of revenue	389	373	1,146	1,088
Selling, general and administrative expenses	238	228	714	696
Operating income	156	130	404	347
Interest expense	(10)	(14)	(32)	(42)
Other (expense) income, net	—	—	(7)	18
Income before income taxes	146	116	365	323
Income tax expense	40	22	91	63
Net income	106	94	274	260
Less: net income attributable to non-controlling interests	6	6	16	15
Net income attributable to stockholders of UL Solutions	$100	$88	$258	$245

Earnings per common share:
Basic	$0.50	$0.44	$1.28	$1.23
Diluted	$0.49	$0.44	$1.27	$1.22

Weighted average common shares outstanding:
Basic	201	200	201	200
Diluted	203	202	203	201

UL Solutions Inc.
Condensed Consolidated Balance Sheets
(Unaudited)

(in millions)	September 30, 2025	December 31, 2024
Assets
Current assets:
Cash and cash equivalents	$255	$298
Accounts receivable, net	386	380
Contract assets, net	237	182
Other current assets	117	61
Total current assets	995	921
Property, plant and equipment, net	663	631
Goodwill	655	633
Intangible assets, net	52	58
Operating lease right-of-use assets	184	186
Deferred income taxes	99	108
Capitalized software, net	111	127
Other assets	139	136
Total Assets	$2,898	$2,800
Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt	$—	$50
Accounts payable	151	182
Accrued compensation and benefits	254	254
Operating lease liabilities - current	42	38
Contract liabilities	255	162
Other current liabilities	47	54
Total current liabilities	749	740
Long-term debt	544	692
Pension and postretirement benefit plans	146	196
Operating lease liabilities	150	155
Other liabilities	89	86
Total Liabilities	1,678	1,869
Total Stockholders’ Equity	1,220	931
Total Liabilities and Stockholders’ Equity	$2,898	$2,800

UL Solutions Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Nine Months Ended September 30,
(in millions)	2025	2024
Operating activities
Net cash flows provided by operating activities	$456	$394

Investing activities
Capital expenditures	(139)	(179)
Acquisitions, net of cash acquired	(1)	(26)
Proceeds from divestiture	—	30
Purchases of investments, net	(43)	—
Net cash flows used in investing activities	(183)	(175)

Financing activities
Repayments of long-term debt, net	(200)	(110)
Dividends to stockholders of UL Solutions	(78)	(75)
Dividends to non-controlling interest	(17)	(15)
Employee taxes paid on settlement of stock-based compensation	(14)	—
Other financing activities, net	(5)	(2)
Net cash flows used in financing activities	(314)	(202)

Effect of exchange rate changes on cash and cash equivalents	(2)	(5)

Net decrease in cash and cash equivalents	(43)	12

Cash and cash equivalents
Beginning of period	298	315
End of period	$255	$327

UL Solutions Inc.
Supplemental Financial Information
Revenue by Major Service Category and Revenue Growth Components
(Unaudited)

Revenue by Major Service Category	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions)	2025	2024	2025	2024
Certification Testing	$224	$206	$628	$585
Ongoing Certification Services	252	238	747	705
Non-certification Testing and Other Services	235	220	679	639
Software	72	67	210	202
Total	$783	$731	$2,264	$2,131

Revenue Change Components	Three Months Ended September 30, 2025
(in millions)	Organic[1]	FX3	Total	Organic % Change	Total % Change
Revenue change
Industrial	$23	$3	$26	7.3%	8.2%
Consumer	17	2	19	5.3%	5.9%
Software and Advisory	6	1	7	6.5%	7.5%
Total	$46	$6	$52	6.3%	7.1%

Revenue Change Components	Nine Months Ended September 30, 2025
(in millions)	Organic[1]	Acquisition / Divestiture[2]	FX3	Total	Organic % Change	Total % Change
Revenue change
Industrial	$69	$(8)	$2	$63	7.5%	6.8%
Consumer	54	—	1	55	5.8%	5.9%
Software and Advisory	14	—	1	15	5.1%	5.4%
Total	$137	$(8)	$4	$133	6.4%	6.2%
_________
1.Organic reflects revenue change in a given period excluding Acquisition / Divestiture and FX in that same period, expressed in dollars or as a percentage of revenue in the prior period.
2.Acquisition / Divestiture is calculated as revenue change in a given period related to acquisitions or disposals of businesses using prior period exchange rates, expressed in dollars or as a percentage of revenue in the prior period. Revenues from an acquisition or disposal are measured as Acquisition / Divestiture for the initial twelve month period following the acquisition or disposal date. Subsequently, the revenue impact from the acquired or disposed business is measured as Organic.
3.FX reflects the impact that foreign currency exchange rates have on revenue in a given period, expressed in dollars or as a percentage of revenue in the prior period. The Company uses constant currency to calculate the FX impact on revenue in a given period by translating current period revenues at prior period exchange rates, expressed as a percentage of revenue in the prior period.

UL Solutions Inc.
Supplemental Financial Information
Non-GAAP Financial Measures
(Unaudited)
The table below reconciles net income to Adjusted EBITDA.

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions, unless otherwise stated)	2025	2024	2025	2024
Net income	$106	$94	$274	$260
Depreciation and amortization expense	46	43	137	125
Interest expense	10	14	32	42
Other expense (income), net	—	—	7	(18)
Income tax expense	40	22	91	63
Stock-based compensation	15	10	36	16
Restructuring	—	—	(2)	(1)
Adjusted EBITDA[1]	$217	$183	$575	$487
Revenue	$783	$731	$2,264	$2,131
Net income margin	13.5%	12.9%	12.1%	12.2%
Adjusted EBITDA margin[2]	27.7%	25.0%	25.4%	22.9%
__________
1.The Company defines Adjusted EBITDA as net income adjusted for depreciation and amortization expense, interest expense, other expense (income), net, income tax expense, as well as stock-based compensation expense for equity-settled awards, material asset impairment charges and restructuring expenses, as applicable. The Company believes that the presentation of Adjusted EBITDA provides additional information to investors about certain non-cash items and unusual items that are not expected to continue at the same level in the future. Further, the Company believes Adjusted EBITDA provides a meaningful measure of business performance and provides a basis for comparing its performance to that of other peer companies using similar measures. There are material limitations to using Adjusted EBITDA. Adjusted EBITDA does not take into account certain significant items, including depreciation and amortization, interest expense, other expense (income), net, income tax expense, stock-based compensation expense for equity-settled awards, material asset impairment charges and restructuring expenses which directly affect the Company’s net income, as applicable. These limitations are best addressed by considering the economic effects of the excluded items independently, and by considering Adjusted EBITDA in conjunction with net income as calculated in accordance with GAAP.
2.Adjusted EBITDA margin is calculated as Adjusted EBITDA as a percentage of revenue.

The table below reconciles segment operating income to segment Adjusted EBITDA.

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions, unless otherwise stated)	2025	2024	2025	2024
Industrial
Segment operating income	$104	$90	$285	$250
Depreciation and amortization expense	13	12	41	33
Stock-based compensation	6	4	14	6
Adjusted EBITDA[1]	$123	$106	$340	$289
Revenue	$343	$317	$989	$926
Operating income margin	30.3%	28.4%	28.8%	27.0%
Adjusted EBITDA margin[2]	35.9%	33.4%	34.4%	31.2%

Consumer
Segment operating income	$44	$37	$110	$92
Depreciation and amortization expense	20	20	59	59
Stock-based compensation	6	5	16	8
Restructuring	—	—	(2)	(1)
Adjusted EBITDA[1]	$70	$62	$183	$158
Revenue	$340	$321	$984	$929
Operating income margin	12.9%	11.5%	11.2%	9.9%
Adjusted EBITDA margin[2]	20.6%	19.3%	18.6%	17.0%

Software and Advisory
Segment operating income	$8	$3	$9	$5
Depreciation and amortization expense	13	11	37	33
Stock-based compensation	3	1	6	2
Adjusted EBITDA[1]	$24	$15	$52	$40
Revenue	$100	$93	$291	$276
Operating income margin	8.0%	3.2%	3.1%	1.8%
Adjusted EBITDA margin[2]	24.0%	16.1%	17.9%	14.5%

Adjusted EBITDA[1]	$217	$183	$575	$487
__________
1.See definition on previous page.
2.See definition on previous page.

The table below reconciles net income to Adjusted Net Income.

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions, unless otherwise stated)	2025	2024	2025	2024
Net income	$106	$94	$274	$260
Other expense (income), net	—	—	7	(18)
Stock-based compensation	15	10	36	16
Restructuring	—	—	(2)	(1)
Tax effect of adjustments[3]	(2)	—	(6)	2
Adjusted Net Income[1]	$119	$104	$309	$259
Revenue	$783	$731	$2,264	$2,131
Net income margin	13.5%	12.9%	12.1%	12.2%
Adjusted Net Income margin[2]	15.2%	14.2%	13.6%	12.2%
__________
1.The Company defines Adjusted Net Income as net income adjusted for other expense (income), net, stock-based compensation expense for equity-settled awards, material asset impairment charges and restructuring expenses, as applicable, adjusted to give effect to the income tax impact of such adjustments. The Company believes that the presentation of Adjusted Net Income provides additional information to investors about certain non-cash items and unusual items that are expected to continue at the same level in the future. Further, the Company believes Adjusted Net Income provides a meaningful measure of business performance and provides a basis for comparing its performance to that of other peer companies using similar measures. There are material limitations to using Adjusted Net Income. Adjusted Net Income does not take into account certain significant items, including other expense (income), net, stock-based compensation expense for equity-settled awards, material asset impairment charges and restructuring expenses which directly affect the Company’s net income, as applicable. These limitations are best addressed by considering the economic effects of the excluded items independently, and by considering Adjusted Net Income in conjunction with net income as calculated in accordance with GAAP.
2.Adjusted Net Income margin is calculated as Adjusted Net Income as a percentage of revenue.
3.The Company computed the tax effect of adjustments to net earnings by applying the statutory tax rate in the relevant jurisdictions to the taxable income or expense items that are adjusted in the period presented. If a valuation allowance exists, the rate applied is zero.

The table below reconciles diluted earnings per share to Adjusted Diluted Earnings Per Share.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Diluted earnings per share	$0.49	$0.44	$1.27	$1.22
Other expense (income), net	—	—	0.03	(0.09)
Stock-based compensation	0.08	0.05	0.18	0.08
Restructuring	—	—	(0.01)	(0.01)
Tax effect of adjustments[2]	(0.01)	—	(0.03)	0.01
Adjusted Diluted Earnings Per Share[1]	$0.56	$0.49	$1.44	$1.21
__________
1.The Company defines Adjusted Diluted Earnings Per Share as diluted earnings per share attributable to stockholders of UL Solutions adjusted for other expense (income), net, stock-based compensation expense for equity-settled awards, material asset impairment charges and restructuring expenses, as applicable, adjusted to give effect to the income tax impact of such adjustments. The Company believes that the presentation of Adjusted Diluted Earnings Per Share provides additional information to investors about certain non-cash items and unusual items that are expected to continue at the same level in the future. Further, the Company believes Adjusted Diluted Earnings Per Share provides a meaningful measure of business performance and provides a basis for comparing its performance to that of other peer companies using similar measures. There are material limitations to using Adjusted Diluted Earnings Per Share. Adjusted Diluted Earnings Per Share does not take into account certain significant items, including other expense (income), net, stock-based compensation expense for equity-settled awards, material asset impairment charges and restructuring expenses which directly affect the Company’s diluted earnings per share, as applicable. These limitations are best addressed by considering the economic effects of the excluded items independently, and by considering Adjusted Diluted Earnings Per Share in conjunction with diluted earnings per share as calculated in accordance with GAAP.
2.See definition on previous page.

The table below reconciles net cash provided by operating activities to Free Cash Flow.

	Nine Months Ended September 30,
(in millions)	2025	2024
Net cash provided by operating activities	$456	$394
Capital expenditures	(139)	(179)
Free Cash Flow[1]	$317	$215
Revenue	$2,264	$2,131
Net cash provided by operating activities margin	20.1%	18.5%
Free Cash Flow margin[2]	14.0%	10.1%
__________
1.The Company defines Free Cash Flow as cash from operating activities less cash outlays related to capital expenditures. The Company defines capital expenditures to include purchases of property, plant and equipment and capitalized software. These items are subtracted from cash from operating activities because they represent long-term investments that are required for normal business activities. The Company uses Free Cash Flow as an additional liquidity measure and believes it provides useful information to investors about the cash generated from its core operations that may be available to repay debt, make other investments and return cash to stockholders. There are material limitations to using Free Cash Flow. Free Cash Flow adjusts for cash items that are ultimately within management’s discretion to direct, and therefore, may imply that there is less or more cash that is available than the most comparable GAAP measure. Free Cash Flow is not intended to represent residual cash flow for discretionary expenditures since debt repayment requirements and other non-discretionary expenditures are not deducted. These limitations are best addressed by considering the economic effects of the excluded items independently, and by considering Free Cash Flow in conjunction with net cash provided by operating activities as calculated in accordance with GAAP.
2.Free Cash Flow margin is calculated as Free Cash Flow as a percentage of revenue.